NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 16, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 02, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between RPT Realty and Kimco Realty Corporation became effective before the opening on January 2, 2024. Each Common Stock of RPT Realty was exchanged for 0.60409 of a share of Kimco Realty Corporation Common Stock. Each 7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest of RPT Realty was exchanged for One Depositary Share, each representing 1/1,000th interest in a share of 7.25% Class N Cumulative Convertible Perpetual Preferred Stock of Kimco Realty Corporation. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 02, 2024.